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                                                                    Exhibit 23.2



December 21, 2001



CKE Restaurants, Inc.
3916 State Street, Suite 300
Santa Barbara, CA 93105


Gentlemen:

         We hereby consent to (i) the inclusion of our opinion letter, dated December 14, 2001, to the Special Committee of the Board of Directors of Santa Barbara Restaurant Group, Inc. (the "Company") as Appendix C to the Joint Proxy Statement / Prospectus of CKE Restaurants, Inc. and Santa Barbara Restaurant Group, Inc. relating to the Company's merger with CKE Restaurants, Inc. and (ii) all references to Bear, Stearns & Co. Inc. in the sections captioned "Opinions of Financial Advisors," "Background of the Merger," "SBRG Reasons for the Merger; Recommendation of the SBRG Board of Directors" and "Opinion of SBRG's Financial Advisor" of the Joint Proxy Statement / Prospectus of CKE Restaurants, Inc. and Santa Barbara Restaurant Group, Inc. which forms a part of this Registration Statement on Form S-4 of CKE Restaurants, Inc. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.



BEAR, STEARNS & CO. INC.



By: /s/  Davies B. Beller
   ----------------------------
   Senior Managing Director